Exhibit 2.4
*** Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 .C.F.R. Section 200.80(b)(4)
and 240.24b-2.

AGREEMENT AND PLAN OF MERGER
among:
Gen-Probe Incorporated,
a Delaware corporation;
Prodigy Acquisition Corp.
a Wisconsin corporation;
Prodesse, Inc.
a Wisconsin corporation; and
Thomas M. Shannon and R. Jeffrey Harris,
as the Securityholders’ Representative Committee

Dated as of October 6, 2009

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	List of Shareholders

Exhibit C	—	Form of Voting Agreement

Exhibit D	—	Form of Sales Representative Agreement

Exhibit E	—	Escrow Agreement

Exhibit F	—	Amended and Restated Articles of Incorporation

Exhibit G	—	Estimated [...***...]

Exhibit H	—	Form of Legal Opinion

Exhibit I	—	Form of Payoff Letter

Exhibit J	—	Form of Non-Competition Agreement
***Confidential Treatment Requested

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 6, 2009, by and among: Gen-Probe Incorporated, a Delaware corporation (“Parent”); Prodigy Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Prodesse, Inc., a Wisconsin corporation (the “Company”); and Thomas M. Shannon and R. Jeffrey Harris as the Securityholders’ Representative Committee (the “Securityholders’ Representative Committee”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     Whereas, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable and in the best interest of each entity and its respective shareholders that Parent acquire the Company;
     Whereas, the acquisition by Parent of the Company shall be effected in accordance with the Wisconsin Business Corporation Law (the “WBCL”) and the terms of this Agreement through a transaction in which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”);
     Whereas, the Board of Directors of the Company (i) has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its shareholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the shareholders of the Company approve this Agreement;
     Whereas, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, [...***...] is executing and delivering to Parent an amended and restated employment agreement in a form reasonably satisfactory to Parent (the “[...***...] Employment Agreement”) and Tom Shannon is executing and delivering to Parent an amendment to his employment agreement (his employment agreement, as amended, the “Shannon Employment Agreement”);
     Whereas, as an inducement to Parent to enter into this Agreement, concurrently herewith the shareholders of the Company set forth on Exhibit B have entered into an agreement with Parent in the form attached hereto as Exhibit C (a “Voting Agreement”) pursuant to which each such person has agreed, among other things, to vote the shares of Company Capital Stock owned by such person to approve this Agreement, the Merger and the other transactions contemplated hereby;
***Confidential Treatment Requested

1.

     Whereas, concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, Parent and the Company have entered into a Sales Representative Agreement in the form attached hereto as Exhibit D (the “Sales Representative Agreement”).
     Now, Therefore, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:
SECTION 1
DESCRIPTION OF MERGER
     1.1. Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
     1.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL.
     1.3. Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger conforming to the requirements of the WBCL (the “Articles of Merger”) shall be filed with the Department of Financial Institutions of the State of Wisconsin. The Merger shall become effective upon the acceptance and filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin or such other date and time as may be mutually agreed by Parent and the Company and included in the Articles of Merger (the “Effective Time”).
     1.4. Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;
          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

2.

          (c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time and the officers of the Company shall be the officers of the Surviving Corporation immediately after the Effective Time.
SECTION 2
MERGER CONSIDERATION AND CONVERSION OF SHARES
     2.1. Merger Consideration. Subject to Sections 2.5 and 2.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:
          (a) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;
          (b) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (c) except as provided in clause “(b)” above, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest and subject to the set-off rights set forth in Section 10.2(c)(ii), (i) the Closing Per Share Payment; (ii) the Escrow Per Share Payment, if any; (iii) in the event any Milestone is achieved, the Milestone Per Share Payment with respect to such Milestone; and (iv) the Reserve Account Per Share Payment, if any.
          (d) In the event that any holder of Company Common Stock has outstanding loans payable to the Company as evidenced by promissory notes or other written documentation, as of the Effective Time, the consideration payable pursuant to Section 2.1 to such holder in respect of any Company Common Stock held by such holder as of immediately prior to the Effective Time shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such holder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.1(d). To the extent that any consideration otherwise payable to such holder is so reduced, such amount shall be treated for all purposes as having been paid to such holder.
     2.2. Company Stock Options. Each holder of a Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be entitled to receive, in exchange for the cancellation of such Company Option, without interest and subject to the set-off rights set forth in Section 10.2(c)(ii), (a) an amount of cash equal to the Closing Per Share Payment multiplied by the number of shares of Company Common Stock underlying such Company Option less the aggregate exercise price for all shares of Company Common Stock issuable upon

3.

the exercise of such Company Option, (b) an amount of cash equal to the Escrow Per Share Payment, if any, multiplied by the number of shares of Company Common Stock underlying such Company Option, (c) in the event any Milestone is achieved, the Milestone Per Share Payment with respect to such Milestone multiplied by the number of shares of Company Common Stock underlying such Company Option, and (d) an amount of cash equal to the Reserve Account Per Share Payment, if any, multiplied by the number of shares of Company Common Stock underlying such Company Option. Any such payment shall be subject to all applicable Tax withholding requirements.
     2.3. Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time (each a “Company Stock Certificate”) shall cease to have any rights as shareholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.5.
     2.4. Milestone Merger Consideration.
          (a) Subject to the set-off rights set forth in Section 10.2(c)(ii):
               (i) Within [...***...] of the date, if any, that Milestone One is achieved, Parent shall deposit, or cause to be deposited, with the Exchange Agent, [...***...] in immediately available funds.
               (ii) If and to the extent that Milestone Two is achieved, Parent shall, within [...***...] of the earlier of (x) the date that [...***...] or (y) the date on which [...***...] Milestone Two has been achieved, deposit, or cause to be deposited, with the Exchange Agent, the Milestone Two Amount payable in connection with [...***...] in immediately available funds.
               (iii) If and to the extent that Milestone Three is achieved, Parent shall, within [...***...] of earlier of (x) the date that [...***...], or (y) the date on which [...***...] Milestone Three has been achieved, deposit, or cause to be deposited, with the Exchange Agent, the Milestone Three Amount payable in connection with [...***...]in immediately available funds.
***Confidential Treatment Requested

4.

          (b) On or before [...***...] Parent or the Surviving Corporation shall deliver to the Securityholders’ Representative Committee a calculation setting forth in reasonable detail the [...***...]. Parent shall make the work papers and back-up materials used in preparing the [...***...] available to the Securityholders’ Representative Committee and its accountants, counsel and other advisors at reasonable times and upon reasonable notice. Within 45 days after the date on which Parent or the Surviving Corporation delivers the [...***...] to the Securityholders’ Representative Committee (the applicable “Lapse Date”), the Securityholders’ Representative Committee shall have the right to dispute any part of the [...***...] by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to [...***...]. If on or prior to the applicable Lapse Date, (i) the Securityholders’ Representative Committee notifies Parent that he/she has no objections to [...***...] or (ii) the Securityholders’ Representative Committee fails to deliver a Dispute Notice as provided above, then the [...***...] shall be deemed, on the date of such notification (in the case of (i) above) or on the Lapse Date (in the case of (ii) above), to have been finally determined for purposes of this Agreement. If the Securityholders’ Representative Committee delivers a Dispute Notice on or prior to the Lapse Date, then the Securityholders’ Representative Committee and the authorized Representatives of Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate a final determination thereof. In the event that, on the date that is fifteen business days following the date on which the Securityholders’ Representative Committee delivered the Dispute Notice, the Securityholders’ Representative Committee and the authorized Representatives of Parent remain unable to resolve the dispute, the dispute shall be submitted to an independent accounting firm, reasonably acceptable to Parent and the Securityholders’ Representative Committee, which shall not be the independent accountants of Parent or the Surviving Corporation (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 2.4(b) and the presentations by the Securityholders’ Representative Committee and Parent, and not by independent review, only those issues that remain then in dispute. The Dispute Auditor’s determination, which shall include its determination of the [...***...] to the extent such items are disputed, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Securityholders’ Representative Committee and Parent. A judgment of a court of competent jurisdiction may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.4(b) shall be the only recourse and remedy of the parties against one another with respect to any disputes arising out of or relating to the calculations required and other matters contemplated by this Section 2.4(b). The Dispute Auditor shall allocate its fees and expenses between Parent and the Securityholders’ Representative Committee according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. Any determinations made by the Dispute Auditor pursuant to this Section 2.4(b) shall be final, non-appealable and binding on the parties hereto, absent manifest error, gross negligence or fraud.
***Confidential Treatment Requested

5.

          (c) Parent shall cause to be prepared and delivered to the Securityholders’ Representative Committee [...***...]. Such [...***...] shall be delivered no later than [...***...]. No failure by the Securityholders’ Representative Committee to object to any [...***...] shall affect in any way the right of the Securityholders’ Representative Committee to object to the [...***...] as provided in Section 2.4(b) above. No [...***...] shall be deemed a final, binding determination of [...***...] within the period covered thereby. Each [...***...] shall remain subject to appropriate adjustments in connection with determination of [...***...] (provided that no deposit previously made with the Exchange Agent in accordance with Section 2.4(a)(ii) or (iii) shall be reversed).
          (d) In the event that, prior to [...***...], the Surviving Corporation or Parent, or any direct or indirect parent entity of Parent or the Surviving Corporation, or any of their respective partners, members or shareholders (the foregoing collectively, the “Selling Party”), consummate, or cause to be consummated, a transaction or series of related transactions pursuant to which (i) all or substantially all of the assets of the Surviving Corporation are sold or transferred to a non-Affiliate of Parent, or (ii) Parent or Affiliates thereof cease to hold, directly or indirectly, a majority of the equity interests of the Surviving Corporation (whether by merger, consolidation, acquisition of equity interests or all or substantially all of the assets of the Surviving Corporation or otherwise, a “Divestiture”), the provisions of Section 2.4(a)(ii) and (iii) shall no longer be applicable and, in lieu of any payments under Section 2.4(a)(ii) and (iii), Parent shall deposit with the Exchange Agent, on the date of the Divestiture, [...***...]. With respect to any Divestiture, if the Milestone One Amount has not previously been deposited with the Exchange Agent, [...***...].
          (e) During the period from the Closing through [...***...], Parent and the Surviving Corporation shall (i) maintain true, complete and accurate books and records relating to [...***...], which they shall make available for review by the Securityholders’ Representative Committee and its Representatives upon the Securityholders’ Representative Committee’s reasonable request, upon reasonable notice, during normal business hours and subject to the execution of, and compliance with, by each member of the Securityholders’ Representative Committee, a confidentiality agreement in form and substance reasonably satisfactory to Parent (the “Committee Confidentiality Agreement”), (ii) use commercially reasonable efforts to [...***...], and (iii) [...***...]. Upon any breach by Parent or the Surviving Corporation of any of the covenants set forth in the immediately preceding sentence, which breach has not been cured within [...***...] of written notice of such breach delivered to Parent on behalf of the Securityholders’ Representative Committee, Parent shall, subject to Section 2.4(g), promptly (and in any event within [...***...]) deposit with the Exchange Agent [...***...]
***Confidential Treatment Requested

6.

[...***...], in lieu of the deposit procedures set forth in Section 2.4(a).
          (f) Parent shall provide the Surviving Corporation with resources reasonably necessary to, and shall cause the Surviving Corporation to, [...***...] Parent agrees that Tom Shannon, in his capacity as a representative of the Securityholders’ Representative Committee and subject to his execution of, and compliance with, a confidentiality agreement in form and substance reasonably satisfactory to Parent, will be permitted to [...***...]. The Securityholders’ Representative Committee shall, subject to its execution of, and compliance with a Committee Confidentiality Agreement, have the right to [...***...]. Upon any breach by Parent or the Surviving Corporation of any of the covenants set forth in this Section 2.4(f), which breach has not been cured within [...***...] of written notice of such breach delivered to Parent on behalf of the Securityholders’ Representative Committee, Parent shall promptly (and in any event within [...***...]) deposit with the Exchange Agent [...***...], in lieu of the deposit procedures set forth in Section 2.4(a).
          (g) Notwithstanding anything to the contrary herein (i) no payment shall be made pursuant to Section 2.4(d) or Section 2.4(e) with respect to the Milestone Two Amount if the Divestiture or breach, as the case may be, occurs after [...***...], (ii) no payment shall be made pursuant to Section 2.4(d) or Section 2.4(e) with respect to the Milestone Three Amount if the Divestiture or breach, as the case may be, occurs after [...***...], and (iii) no payment shall be made pursuant to Section 2.4(d) with respect to the Milestone Two Amount or the Milestone Three Amount to the extent [...***...]; provided, however, that, with respect to any Divestiture to which this subsection (iii) applies, [...***...].
     2.5. Exchange of Certificates.
          (a) On or prior to the Effective Time, Parent shall (i) deposit, or shall cause to be deposited, with the Exchange Agent the Base Closing Consideration; and (ii) deposit in the Securityholders’ Representative Committee Reserve Account the amount of [...***...].
          (b) Prior to the Closing, the Exchange Agent shall mail a letter of transmittal in a form reasonably acceptable to Parent, the Securityholders’ Representative Committee and the Exchange Agent (a “Letter of Transmittal”) to each Company Shareholder, together with instructions for use in effecting the exchange of Company Stock Certificates for the applicable consideration payable pursuant to Section 2.1 with respect to Company Capital Stock. At the Company’s election, the Letter of Transmittal may be mailed to the Company Shareholders
***Confidential Treatment Requested

7.

together with the Company Information Statement. The Letter of Transmittal will contain a general release of the Company from each Company Shareholder with respect to claims in such Company Shareholder’s capacity as a shareholder of the Company. Upon the later of (x) a Company Shareholder’s delivery to the Exchange Agent of a Company Stock Certificate (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, or (y) two (2) business day after receipt by the Exchange Agent of the respective amount set forth below, the Exchange Agent shall (i) promptly pay to such Company Shareholder the amount such Company Shareholder is entitled to receive pursuant to Section 2.1(c)(i), (ii) upon receipt of any portion of the Escrow Fund, promptly pay to such Company Shareholder the amount of the Escrow Fund such holder is entitled to receive pursuant to Section 2.1(c)(ii), and (iii) upon receipt of any Milestone Merger Consideration, promptly pay to such Company Shareholder the amount of Milestone Merger Consideration such holder is entitled to receive pursuant to Section 2.1(c)(iii). The Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1(c), and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the Company Capital Stock formerly represented thereby.
          (c) The Exchange Agent shall promptly pay, as set forth in the Merger Consideration Spreadsheet (x) [...***...] the portion of the [...***...] applicable to the Closing Consideration; (y) to the Surviving Corporation or such other Person handling payroll payments for holders of the Company Options, the aggregate consideration payable to the holders of the Company Options pursuant to Section 2.2(a). Parent, the Surviving Corporation and, if applicable, the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Company Securityholder pursuant to Section 2.1, Section 2.2 or any other section of this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Code or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (d) If applicable, any portion of the Base Closing Consideration that remains undistributed by the Exchange Agent as of the date that is the first anniversary of the Closing Date, any portion of the Milestone Merger Consideration that remains undistributed by the Exchange Agent as of the date that is one year after its receipt of the Milestone Merger Consideration, or any portion of the Escrow Fund that remains undistributed by the Exchange Agent as of the date that is one year after its receipt of any portion of the Escrow Fund, as the case may be, shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.5 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable pursuant to Section 2.1(c).
          (e) If payment of Merger Consideration in respect of shares of Company Common Stock converted pursuant to Section 2.1(c) is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly
***Confidential Treatment Requested

8.

endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.
          (f) If, after the Effective Time, Company Stock Certificates are presented to Parent, the Surviving Corporation or, if applicable, the Exchange Agent, they shall be canceled and exchanged as provided in this Section 2.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.
          (g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition precedent to the payment of any consideration payable pursuant to Section 2.1(c), with respect to the Company Capital Stock previously represented by such Company Stock Certificate, require the Person claiming such Company Stock Certificate to be lost, stolen or destroyed to provide an affidavit and indemnification agreement in a form approved by Parent in its reasonable discretion, provided that (unless the Securityholders’ Representative Committee otherwise agrees), no indemnity bond shall be required in connection with any such affidavit and indemnification agreement.
          (h) Notwithstanding anything in this Agreement to the contrary, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any portion of the Closing Consideration remaining unclaimed one year after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), any portion of any Milestone Merger Consideration remaining unclaimed one year after the date the Milestone Merger Consideration is deposited with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), any portion of the Escrow Fund remaining unclaimed one year after the date such funds are released from the Escrow Fund (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), and any portion of the Securityholders’ Representative Committee Reserve Account deposited with the Exchange Agent remaining unclaimed one year after the date such funds are deposited with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.
     2.6. Escrow and Release from Escrow of Merger Consideration.
          (a) Upon the Closing, Parent shall deposit [...***...] of the Merger Consideration in an escrow account (the “Escrow Fund”) to be administered by U.S. Bank, National Association (the “Escrow Agent”). The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit E (the “Escrow Agreement”). The Escrow Fund shall be held exclusively by the Escrow Agent.
***Confidential Treatment Requested

9.

          (b) The Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 10 hereof for a period of time ending on the eighteen (18) month anniversary of the Closing Date (the “Escrow Claim Period”); provided, however, that in the event any Parent Indemnitee has timely made a claim in accordance with the terms of Section 10 that remains unresolved at the end of the Escrow Claim Period, then such claim shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved. Subject to the terms of the Escrow Agreement, any portion of the Escrow Fund still held in escrow and not subject to pending, unresolved Indemnification Demands shall be released from the Escrow Fund and deposited with the Exchange Agent within three (3) business days following the end of the Escrow Claim Period. If prior to the expiration of the Escrow Claim Period, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of the Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, or if amounts are deposited into the Escrow Fund pursuant to Section 10.2(c)(ii), the Escrow Agent shall retain in the Escrow Fund after the expiration of the Escrow Claim Period, a portion of the Escrow Fund having an aggregate value equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved. All funds retained in the Escrow Fund as Asserted Amounts shall, as appropriate, be released to either the Parent or to the Exchange Agent for distribution to the Company Securityholders, as applicable, upon resolution of such disputed claims pursuant to this Agreement and the Escrow Agreement.
          (c) In the event that this Agreement is approved by the holders of the Company’s Capital Stock, then all such shareholders shall, without any further act of any shareholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Parent Indemnitees as well as the potential set-off against the Milestone Merger Consideration by the Parent Indemnitees to secure such rights, in each case under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the appointment of the Securityholders’ Representative Committee as the representative under this Agreement and the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).
     2.7. Dissenting Shares.
          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which did not consent to or vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby (other than the amendment to the Company Option Plan to provide for the acceleration of the vesting of the Company Options or the payment or benefits contemplated by Section 5.5(c)) and who has complied with all of the provisions of the WBCL relevant to the exercise of appraisal rights, is referred to herein as a "Dissenting Share”.
          (b) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of the Effective Time, are or may become Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to

10.

the WBCL; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Merger Consideration in accordance with Section 2.1(c).
          (c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Dissenting Shares received by the Company prior to the Effective Time, withdrawals of such demands and any other instruments served pursuant to the WBCL received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
     2.8. Merger Consideration Spreadsheet.
          (a) The Company shall deliver to Parent at least five business days prior to the Closing Date a spreadsheet (as updated herein, the “Merger Consideration Spreadsheet”) setting forth (i) the name and address of each Company Securityholder, (ii) the amount of any loan payable by any Company Securityholder to the Company, (iii) the number of shares of Company Common Stock held by each Company Shareholder immediately prior to the Effective Time, (iv) the number of shares of Company Common Stock issuable to each Company Securityholder upon the exercise of each Company Option that is outstanding and unexercised immediately prior to the Effective Time, the aggregate exercise price for the Company Options held by each holder of Company Options and the designation of the Company Option as an incentive stock option or a nonqualified stock option, (v) the Closing Company Share Number, (vi) the aggregate Closing Per Share Payments that each such Company Securityholder is entitled to receive with respect to such shares and Company Options pursuant to Section 2.1(c)(i) and Section 2.2(a), (vii) the aggregate Pro Rata Share of the Escrow Fund that each Company Securityholder may be entitled to receive pursuant to Section 2.1(c)(ii) and Section 2.2(b), (viii) the aggregate Milestone Per Share Payments that each Company Securityholder is entitled to receive upon the achievement of Milestone One, (ix) the amount of the [...***...] and wire instructions for the [...***...], (x) the amount of Company Merger Costs, and (xi) the amount of the [...***...]. The Company shall make the work papers and back-up materials used in preparing the Merger Consideration Spreadsheet available to Parent and its accountants, counsel and other advisors.
          (b) At the Closing, the Company shall deliver to Parent (i) an updated Merger Consideration Spreadsheet setting forth the final calculations of the amounts, or percentages, as applicable, due to each Company Securityholder, calculated in accordance with the provisions of this Section 2, along with updated and final information for all other information contained in the Merger Consideration Spreadsheet, and (ii) a complete and correct updated Section 3.3 of the Company Disclosure Schedule.
          (c) Promptly following the final determination of the [...***...] and the [...***...] (but in no event later than [...***...]) or, as the case may be,
***Confidential Treatment Requested

11.

the date on which [...***...] reflects that Milestone Two or Milestone Three has been achieved the Securityholders’ Representative Committee may deliver to Parent and the Exchange Agent and, to the extent requested or required by the Exchange Agent, shall deliver to Parent and the Exchange Agent an updated Merger Consideration Spreadsheet showing the aggregate Milestone Per Share Payments that each Company Securityholder is entitled to receive and the amount of the [...***...] in connection with the achievement of Milestone Two or Milestone Three, as the case may be.
          (d) Promptly following (but in any event no more than three (3) business days following) the deposit of any funds with the Exchange Agent pursuant to this Agreement and/or the Escrow Agreement (and not otherwise contemplated by Section 2.8(a), (b) or (c) above), the Securityholders’ Representative Committee may deliver to Parent and the Exchange Agent and, to the extent requested or required by the Exchange Agent, shall deliver to Parent and the Exchange Agent an updated Merger Consideration Spreadsheet showing the amount of the [...***...] and the aggregate amount of each Company Securityholder’s pro rata distribution of such funds, including any distribution of the Securityholders’ Representative Committee Reserve Account.
          (e) Parent and the Exchange Agent shall be entitled to rely conclusively on the information set forth in the latest Merger Consideration Spreadsheet delivered pursuant to this Section 2.8 with respect to any distribution of the Merger Consideration, and no Person shall have any cause of action against Parent or the Exchange Agent for any action taken by Parent or the Exchange Agent in accordance with and in reliance upon any such information.
     2.9. Rights Not Transferable. The rights of each Company Securityholder as of immediately prior to the Effective Time to receive Merger Consideration are personal to each such Company Securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, a Company Securityholder may transfer its rights to Merger Consideration hereunder (A) if such Company Securityholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if such Company Securityholder is a corporation, to its shareholders in accordance with their interest in the corporation, (C) if such Company Securityholder is a limited liability company, to its current or former holders of economic interests in accordance with their interest in the limited liability company, (D) if such Company Securityholder is an investment fund, to another investment fund that is affiliated with, under common control with or commonly managed by such Company Securityholder, or (E) if such Company Securityholder is an individual, (i) to such Company Securityholder’s spouse, children or other member of such Company Securityholder’s immediate family, or to a trust for the sole benefit of such persons or such Company Securityholder, provided that such trust is controlled by such Company Securityholder, or to a corporation or limited liability company controlled by such Company Securityholder, (ii) to the trustee or trustees of a trust controlled and revocable solely by such Company Securityholder or to the trustee or trustees of a trust established for charitable purposes, (iii) to such Company Securityholder’s guardian or conservator, or (iv) in the event of such Company Securityholder’s death, to such Company Securityholder’s executor(s), administrator(s) or heirs; provided that in
***Confidential Treatment Requested

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each case of (A) through (E) above, the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Company Securityholder hereunder.
     2.10. Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule (which shall be arranged in sections corresponding to the numbered sections contained in this Section 3, provided, that the disclosure in any particular section of the Company Disclosure Schedule shall qualify other sections in this Section 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections), the Company represents and warrants, as of the date hereof and as of the Closing Date, to and for the benefit of the Parent Indemnitees, as follows:
     3.1. Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly organized, validly existing and in current status under the laws of the State of Wisconsin and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Prodesse, Inc”.
          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Section 3.1(c) of the Company Disclosure Schedule (except where the failure to be qualified or in good standing would not be reasonably expected to have a Material Adverse Effect). The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Section 3.1(c) of the Company Disclosure Schedule.
          (d) Section 3.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.
          (e) The Company does not have, nor has it ever had any Subsidiaries. The Company does not own any controlling interest in any Entity and the Company has never owned,

13.

beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.
     3.2. Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees thereof (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee thereof at which any material action was approved or otherwise took place that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Legal Requirements and prudent business practices. The Company has in place, and has at all times since January 1, 2006 had in place, an adequate and appropriate system of internal controls over financial reporting which provide reasonable assurance that (i) the Company’s transactions are executed with management’s authorization; (ii) the Company’s transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented with regard to the collection of accounts, notes and other receivables on a current and timely basis.
     3.3. Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of 5,600,000 shares, of which (i) 4,700,000 shares have been designated as Common Stock, par value $0.01 per share (“Company Common Stock”), of which 1,700,603.83 shares are issued and are outstanding as of the date of this Agreement and (ii) 900,000 shares have been designated as Preferred Stock, par value $0.01 (“Company Preferred Stock”), of which 899,999.90 shares are issued and are outstanding as of the date of this Agreement. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The rights, restrictions, privileges and preferences of the Company Common Stock and Company Preferred Stock are as stated in the Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit F. Except as set forth in Section 3.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of Company Common Stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Section 3.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive

14.

right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities and has never repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.
          (b) As of the date of this Agreement 255,383 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company Option Plan. Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares, type and series of Company Capital Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (if any), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s board of directors, or directly or indirectly by amendments or modifications to the stock option plan under which such Company Option was issued.
          (c) Except as set forth in Section 3.3(b) and Section 3.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Common Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of Company Common Stock or other securities of the Company.
          (d) All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in all respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
          (e) The allocation of the Merger consideration set forth in Section 2.1 is consistent with the Company’s articles of incorporation, as amended and as of immediately prior

15.

to the Effective Time. The information contained in the Merger Consideration Spreadsheet will be complete and correct as of the Closing Date.
     3.4. Financial Statements.
          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):
               (i) The audited balance sheets of the Company as of December 31, 2007 and December 31, 2008, and the related audited income statements, statements of shareholders’ equity and statements of cash flows of the Company for the years then ended; and
               (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2009 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement of the Company for the period then ended.
          (b) The Company Financial Statements and (upon their delivery) the Post-Signing Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby. The Company Financial Statements and (upon their delivery) the Post-Signing Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Company Financial Statements and the Post-Signing Financial Statements do not and will not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
     3.5. Absence of Changes. Except as set forth in Section 3.5 of the Company Disclosure Schedule, since December 31, 2008:
          (a) there has not been any material adverse change in the business, financial condition, assets, liabilities, operations or financial performance of the Company, and no event has occurred that has had, or could reasonably be expected to cause, such a material adverse change;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
          (d) other than the issuance of Company Common Stock upon the exercise of Company Options or the conversion of Company Preferred Stock, the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company; (ii) any option or right to acquire any capital stock or any other security of the Company; or (iii) any

16.

instrument convertible into or exchangeable for any capital stock or other security of the Company;
          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted stock purchase agreement;
          (f) there has been no amendment to the articles of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;
          (i) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (j) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (k) the Company has not made any Tax election, other than consistent with past practice;
          (l) the Company has not threatened, commenced or settled any Legal Proceeding;
          (m) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the Related Agreements and transactions contemplated hereby and thereby;
          (n) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Unaudited Interim Balance Sheet, exceeds $25,000;
          (o) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $25,000 in the aggregate, or (ii) materially amended or prematurely terminated, or waived any material right or remedy under, any Company Contract;

17.

          (p) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
          (q) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (r) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee having an annual salary in excess of $35,000; and
          (s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.
     3.6. Title to Assets.
          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Sections 3.7 and 3.9 of the Company Disclosure Schedule and all of the Company’s rights under the Company Contracts; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company owns or otherwise has, and immediately after the Closing the Surviving Corporation will have, all assets needed to conduct its business as currently conducted.
          (b) Section 3.6(b) of the Company Disclosure Schedule identifies all tangible assets of the Company that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the parties thereto.
     3.7. Bank Accounts. Section 3.7 of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.
     3.8. Equipment; Leasehold.
          (a) All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all material respects with, and are being operated and being used in

18.

material compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.
          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 3.8(b) of the Company Disclosure Schedule. All premises leased or subleased by the Company are supplied with utilities and other services necessary for the operation of the Company’s business.
     3.9. Intellectual Property.
          (a) Section 3.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service that has been under development or was developed, was the subject of human clinical trials or has been commercially sold by the Company within the last 5 years and any product or service that is currently under development or the subject of a human clinical trial or that is currently commercially sold by the Company.
          (b) Section 3.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest and the nature of the ownership interest (e.g. exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each proprietary product or service identified in Section 3.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to the Parent complete and accurate copies of all applications and other material documents related to each such item of Registered IP.
          (c) Section 3.9(c) of the Company Disclosure Schedule identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, and (C) is generally available on standard terms for less than $15,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
          (d) Section 3.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world. No royalties or other payments relating to the use of

19.

Intellectual Property Rights are payable by the Company, or to its knowledge, its licensees or distributors, to any Person with respect to commercialization of any products presently sold or under development by the Company.
          (e) The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Section 3.9(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement made available to the Parent.
          (f) The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Section 3.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Section 3.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an assignment of Intellectual Property Rights during such person’s employment or provision of services to the Company and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Company’s knowledge, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.
               (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights or Intellectual Property owned by the Company and, to the Company’s knowledge, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights or Intellectual Property exclusively licensed to the Company.
               (iv) The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

20.

               (v) Except as set forth on Section 3.9(f)(v) of the Company Disclosure Schedule, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
               (vi) The Company is not now has not, since January 1, 2004 been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
               (vii) The Company owns or otherwise has, and after the Closing the Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.
          (g) The Company’s rights to all Company IP are valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
               (i) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.
               (ii) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. To the Company’s knowledge, none of the goodwill associated with or inherent in the “Prodesse” trademark (whether registered or unregistered) has been materially impaired. To the Company’s knowledge, none of the goodwill associated with or inherent in any other trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired in a manner that could reasonably be expected to result in a Material Adverse Effect on the Company.
               (iii) Each item of Company IP that is Registered IP is and at all times since January 1, 2004 has been in compliance in all material respects with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or finally rejected and from which no appeal or other action may be taken. Section 3.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Registered IP in full force and effect.
               (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s knowledge, threatened, in which the scope, validity,

21.

or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s knowledge, there is no valid basis for a claim that any Company IP is invalid or unenforceable.
          (h) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and, to the Company’s knowledge, no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has made available to the Parent a complete and accurate copy of) each letter or other written correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter or correspondence.
          (i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach by the Company of any license agreement listed or required to be listed in Section 3.9(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (j) To the Company’s knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To the Company’s knowledge, no product or service under development or was developed, was or is the subject of a human clinical trial, or that has been or is being commercially sold by the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.
               (ii) No claim of infringement or misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or, to the Company’s knowledge, orally) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.
               (iii) The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

22.

          (k) To the Company’s knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed or that has been developed by the Company, that is the subject of a human clinical trial, or that is being commercially sold by the Company.
     3.10. Contracts.
          (a) Section 3.10(a) of the Company Disclosure Schedule identifies each Company Contract, including:
               (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;
               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights;
               (iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;
               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;
               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;
               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

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               (x) each Company Contract relating to indebtedness for borrowed money;
               (xi) each Company Contract related to the acquisition or disposition of material assets of the Company or other Person;
               (xii) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;
               (xiii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and
               (xiv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $25,000 in the aggregate; and
               (xv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company with a purchase price in excess of $25,000.
          (b) The Company has made available to Parent accurate and complete copies of all written Company Contracts, including all amendments thereto. There are no Company Contracts that are not in written form. Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms. The consummation of the transactions contemplated hereby does not (either alone or upon the occurrence of additional acts or events contemplated herein) result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract.
          (c) The Company has not in any material respect violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has in any material respect violated or breached, or committed any default under, any Company Contract.
          (d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to, (i) result in a material violation or breach of any of the material provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.
          (e) The Company has not received any notice or other communication regarding any actual or claimed violation or breach by the Company of, or default by the Company under, any Company Contract.

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          (f) The Company has not waived any of its material rights under any Company Contract.
          (g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.
          (h) The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company Contract set forth in Section 3.10(h) of the Company Disclosure Schedule is not used in the conduct of the Company’s business as it is currently being conducted nor is such Company Contract necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.
          (i) Section 3.10(i) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company, where the amount in question exceeds $25,000.
          (j) Section 3.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
     3.11. Liabilities; Fees, Costs and Expenses. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company in the ordinary course of business and consistent with the Company’s past practices; (iii) liabilities under the Company Contracts listed in Section 3.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (iv) the liabilities identified in Section 3.11 of the Company Disclosure Schedule.
     3.12. Compliance with Legal Requirements. The Company is, and has at all times since January 1, 2004 been, in compliance in all material respects with all applicable Legal Requirements, including, without limitation, such laws, regulations, orders and other requirements relating to state or federal anti-kickback sales and marketing practices, off label promotion, government health care program price reporting, Good Clinical Practices, Good Laboratory Practices, advertising and promotion, pre-marketing and post-marketing adverse drug experience and adverse drug reaction reporting. The Company has not received, since January 1, 2004, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has made available to Parent an accurate and complete copy of each report, study,

25.

survey or other document in the Company’s possession that addresses or otherwise relates to the non-compliance of the Company in all material respects with any Legal Requirement, or the applicability to the Company of any material Legal Requirement.
     3.13. Governmental Authorizations. Section 3.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations reasonably necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule. The Company has not, since January 1, 2004, received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     3.14. Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all respects and prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company on or before the Closing Date other than those for which adequate reserves have been established on the books and records of the Company have been or will be paid on or before the Closing Date. The Company has made available to Parent accurate and complete copies of the Company Returns listed on Section 3.14(a) of the Company Disclosure Schedule.
          (b) No Company Return relating to income Taxes (with respect to a Tax year for which the statute of limitations has not yet expired) has been examined or audited by any Governmental Body and there have been no examinations or audits of any Company Return (with respect to a Tax year for which the statute of limitations has not yet expired). The Company has made available to Parent accurate and complete copies of any audit reports and similar documents in the possession of the relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), which extension or waiver is currently in effect.
          (c) No claim or Legal Proceeding is pending or, to the Company’s knowledge, has been threatened in writing against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment

26.

have been established). Except for liens that arise by operation of law, there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof ending after the Closing) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed or changed, prior to the Closing.
          (d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract, and the Company does not have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company has not (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (e) The Company has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, shareholder or other third party, and has timely filed all related withholding Company Returns.
          (f) The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country. The Company has not elected at any time to be an S corporation within the meaning of Section 1361 of the Code.
          (g) No jurisdiction in which the Company does not file Tax Returns has ever asserted that the Company may be required to file a Tax Return in such jurisdiction.
          (h) The Company has not participated in any transaction that was or is a “listed transaction” or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

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     3.15. Employee and Labor Matters; Benefit Company Plans.
          (a) Section 3.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence):
               (i) the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) such employee’s title;
               (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments, incentive compensation and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2008 and the first six months of 2009;
               (iv) such employee’s annualized compensation as of the date of this Agreement;
               (v) each Company Plan in which such employee participates or is eligible to participate;
               (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business; and
               (vii) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit.
          (b) Section 3.15(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company) relating to such former employee’s employment with the Company; and Section 3.15(b) of the Company Disclosure Schedule accurately describes such benefits.
          (c) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.
          (d) To the Company’s knowledge, no employee of the Company has expressed an intention which would reasonably be expected to result in such employee’s termination of his or her employment with the Company.
          (e) To the Company’s knowledge, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with

28.

any Person) that could reasonably be expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.
          (f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, the Company does not use the services of or employ any independent contractors and at no time since January 1, 2004 have there been any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any leased employees.
          (g) The Company is not a party to or bound by, and the Company has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (h) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might be reasonably expected to give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints.
          (i) Section 3.15(i) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, welfare arrangements, vacation, sick pay plans, payroll practice, program or agreement (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. The Company does not intend or has not committed to establish or enter into any new Company Plan, or to modify any Company Plan, except for any amendment to the Company Plan to provide for the acceleration of the vesting of Company Options in connection with the Merger.
          (j) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials

29.

provided to any employee of the Company relating to any Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; (x) all discrimination tests required under the Code for each Company Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.
          (k) The Company has performed all material obligations required to be performed by it under each Company Plan and is not in default under or violation of, and the Company has no knowledge of any default under or violation by any other party of, the terms of any Company Plan. Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Company Plan. To the Company’s knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. The Company Option Plan can be amended (including the amendment relating to the acceleration of the vesting of the Company Options in connection with the Merger), terminated or otherwise discontinued prior to the Closing in accordance with its terms, without liability to Parent, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.
          (l) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Company Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Company Plan in which stock of the Company is or was held as a plan asset.
          (m) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may

30.

be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (n) Except for the acceleration of the Company Options contemplated by Section 5.7, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.
          (o) The Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.
          (p) The Company is not required to be, and, to the knowledge of the Company, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).
          (q) To the knowledge of the Company, no officer or employee of the Company is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of the Company, or that would interfere with the business of the Company.

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          (r) Each Company Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code).
     3.16. Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 3.16 of the Company Disclosure Schedule. (For purposes of this Section 3.16: (a) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)
     3.17. Insurance. Section 3.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 3.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Section 3.17 of the Company Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.18. Related Party and Other Shareholder Transactions.
          (a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule (i) no Related Party has, and no Related Party has at any time since January 1, 2004, had, any

32.

direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (ii) no Related Party is, or has been, indebted to the Company; (iii) since January 1, 2004, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (iv) no Related Party is competing, or has since January 1, 2004, competed, directly or indirectly, with the Company; and (v) no Related Party has any claim or right against the Company (other than rights under Company Common Stock and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 3.18 each of the following shall be deemed to be a “Related Party”: (1) each of the Company’s shareholders who are employees of the Company; (2) each individual who is, or who was at the time in question, an officer or director of the Company; (3) each member of the immediate family of each of the individuals referred to in clause “(1)” and “(2)” above; and (4) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(1)”, “(2)” or “(3)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest, other than Michael Best & Friedrich LLP.)
          (b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule (i) to the Company’s knowledge, no Company shareholder who is not an employee of the Company (a “Non-Employee Shareholder”) has, and no Non-Employee Shareholder has at any time since January 1, 2004, had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (ii) no Non-Employee Shareholder is, or has been, indebted to the Company; (iii) to the Company’s knowledge, since January 1, 2004, no Non-Employee Shareholder has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (iv) to the Company’s knowledge, no Non-Employee Shareholder is competing, or has since January 1, 2004, competed, directly or indirectly, with the Company; and (v) no Non-Employee Shareholder has any claim or right against the Company (other than rights under Company Common Stock).
     3.19. Legal Proceedings; Orders.
          (a) There is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company or, to the Company’s knowledge, against another Person: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the Company’s shareholders is subject to any order, writ, injunction,

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judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.
     3.20. Authority; Binding Nature of Agreement. Subject to obtaining the requisite approval of the Company’s shareholders in accordance with the WBCL, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The approval of (i) (A) the Merger and (B) the amendment of the Company Option Plan to provide for the acceleration of the vesting of the Company Options, by a majority of the voting power represented by the Company Capital Stock (on an as converted to Company Common Stock basis) outstanding as of the close of business on the date on which the Company’s board of directors approves the principal terms of this Agreement and the Merger or such other date as the Company’s board of directors sets as the record date for shareholders to approve this Agreement and the Merger are the only consents or approvals of the shareholders of the Company needed to approve the principal terms of this Agreement, approve the Merger and the transactions contemplated hereby (clause “(i)” being referred to herein as the “Required Company Shareholder Approval”), and (ii) any payments or benefits contemplated by Section 5.5(c) by the holders of at least seventy-five percent (75%) of the voting power of the Company Capital Stock (on an as converted to Company Common Stock basis) entitled to vote (as contemplated by Section 280G of the Code and the regulations thereunder) outstanding immediately before the Merger is the only consent or approval of the shareholders of the Company needed to approve such payments or benefits in order to avoid being deemed to be “parachute payments” pursuant to Section 280G of the Code. This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, and the obtaining of the Required Company Shareholder Approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.21. Non-Contravention; Consents. Neither the Company’s (a) execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements to which it is a party, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;
          (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

34.

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).
Except for those filings, notices or Consents disclosed in Section 3.21 of the Company Disclosure Schedule and otherwise contemplated herein, no filing by the Company with, notice by the Company to or Consent from any Person is required in connection with (y) the Company’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.
     3.22. Regulatory Compliance.
          (a) The Company is in compliance in all material respects with all Legal Requirements, and the terms of any applicable approvals, clearances, authorizations, licenses and registrations required by any Governmental Body, in each case regarding (i) the registration, license or certification for each site at which any product of the Company is manufactured, labeled, sold, or distributed and (ii) the design, development, manufacture, labeling, sale, distribution and promotion of any product of the Company in jurisdictions where the Company currently conducts such activities.
          (b) The Company has delivered or made available to Parent true and correct copies of each investigational device exemption, PMA and PMA supplement, premarket notification (510(k)), documentation for 510(k) exemption, all PMA approval letters, all Substantially Equivalent or Not Substantially Equivalent Letters, all written requests for additional information and written responses thereto, and where products have been changed, a modification analysis for not submitting a 510(k) or PMA supplement relating to the Company’s products. Except as set forth in Section 3.22 of the Company Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body (i) contesting the clearance or approval of, the uses of or sale of any product of the Company or (ii) otherwise alleging any violation of any laws by the Company with respect to any product of the Company.
          (c) All filings with and submissions to any Governmental Body made by the Company with regard to any product of the Company, whether oral, written or electronically

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delivered, were true, accurate and complete in all respects as of the date made, and, have been updated to the extent required to be updated.
     3.23. Suppliers. To the Company’s knowledge, its relationships with its Major Suppliers are good commercial working relationships. No supplier that the Company has paid or is under contract to pay $100,000 or more during the twelve-month period ended August 31, 2009 (a “Major Supplier") has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company, nor to the Company’s knowledge, does any Major Supplier have any plan or intention to do any of the foregoing.
     3.24. Customers and Distributors. Section 3.24 of the Company Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more then five percent (5%) of the revenues of the Company for each of the fiscal year ended December 31, 2008 and/or for the six months ended June 30, 2009 (the “Major Customers” and “Major Distributors", respectively). No Major Customer or Major Distributor has canceled or otherwise terminated its relationship with the Company. No Major Customer or Major Distributor has, to the Company’s knowledge, any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Company.
     3.25. Company Action. The board of directors of the Company (at a meeting duly called and held or by written consent in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its shareholders, and (b) unanimously recommended the approval of this Agreement, the Merger by the shareholders of the Company and directed that this Agreement, the Merger be submitted to the shareholders of the Company for approval.
     3.26. Finder’s Fee. Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     3.27. Certain Payments. The Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;
          (c) made any unlawful payment to any Person; or
          (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

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     3.28. Full Disclosure.
          (a) This Agreement and the Company Disclosure Schedule do not (i) contain any representation, warranty or information that is an untrue or misleading statement of any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or are made or provided, not false or misleading.
          (b) The information supplied by the Company for inclusion in the Company Information Statement (including any Company Financial Statements) will not, as of the date of the Company Information Statement or as of the date such information is prepared or presented, (i) contain any untrue or misleading statement of any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
     3.29. Disclaimer of Other Representations and Warranties. NEITHER THE COMPANY, ANY AFFILIATE THEREOF, NOR ANY OF ITS ADVISORS (FINANCIAL, LEGAL OR OTHERWISE) HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
     Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
     4.1. Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Merger Sub is a corporation duly organized, validly existing and in current status under the laws of the State of Wisconsin. Each of Parent and Merger Sub has all necessary corporate power and authority to carry on its business as now being conducted.
     4.2. Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of Parent’s certificate of incorporation or bylaws or Merger Sub’s articles of incorporation or bylaws;

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          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject; or
          (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract.
          (d) except as otherwise contemplated herein or as required by applicable securities law, Parent is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) Parent’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement.
     4.3. Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.4. Required Financing. Parent has sufficient cash or other sources of immediately available funds to enable it to pay the Merger Consideration as required under this Agreement.
     4.5. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or either of their Affiliates.
     4.6. Formation and Ownership of Merger Sub; No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances. As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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     4.7 Information Statement. Any written information regarding Parent or Merger Sub that is provided by Parent or Merger Sub with express authorization for use in the Information Statement will not, as of the date of the Company Information Statement or as of the date such information is prepared or presented, (i) contain any untrue or misleading statement of any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.
SECTION 5
CERTAIN COVENANTS OF THE COMPANY
     5.1. Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s facilities (as may be mutually agreed by the Company and the Parent), Representatives, personnel, technology, operations and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that no information discovered through the access afforded by this Section 5.1 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant; and provided, further, that the terms of that certain Confidential Disclosure Agreement dated as of July 1, 2009 between Parent and the Company shall govern with respect to any information provided pursuant to this Section 5.
     5.2. Operation of the Company’s Business.
          (a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) use its commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Section 3.17 of the Company Disclosure Schedule; and (iv) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company’s business.
          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent):
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire

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any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements and the Company may pay dividends accrued but not yet paid immediately prior to the Effective Time, as described in Section 3.5(c) of the Company Disclosure Schedule);
               (ii) other than the issuance of Company Common Stock upon the exercise of Company Options and upon the conversion of shares of Company Preferred Stock, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
               (iii) except as contemplated by Section 2.2, amend or waive any of its rights under, or accelerate, or permit the acceleration of, or vesting under, any provision of any restricted stock purchase agreement, or otherwise modify any of the terms of any restricted stock purchase agreement, or amend or modify the terms of any Company Option;
               (iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (v) recognize any labor union or enter into any collective bargaining agreement;
               (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;
               (vii) form any Company Subsidiary or acquire any equity interest or other interest in any other Entity;
               (viii) make any capital expenditure outside the ordinary course of business or make any capital expenditures which, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, exceeds $25,000;
               (ix) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $25,000 in the aggregate for all Company Contracts under this clause (ix), or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;
               (x) acquire, lease or license any right or other asset from any other Person (except in each case for assets acquired, leased or licensed by the Company in the ordinary course of business and not having a value in excess of $25,000 in the aggregate) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;

40.

               (xi) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or incur or guarantee any indebtedness;
               (xii) establish, adopt or amend any Company Plan or collective bargaining agreement, pay any bonus or make any profit-sharing, cash incentive or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers (other than the payment of bonuses to employees not to exceed [...***...], in the aggregate);
               (xiii) dismiss any employee or hire any new employee having an annual salary in excess of $35,000;
               (xiv) change any of its methods of accounting or accounting practices in any respect except as required by GAAP;
               (xv) make any material Tax election or file any Company Return, other than in the ordinary course of business and consistent with past practice;
               (xvi) commence or settle any Legal Proceeding;
               (xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xviii) enter into any transaction with any Related Party;
               (xix) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in Section 7 and Section 8 hereof not being satisfied, or (C) breach any provisions of this Agreement; or
               (xx) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).
     5.3. Notification; Updates to Disclosure Schedule.
          (a) During the Pre-Closing Period, each of Parent and the Company shall promptly notify the other party in writing of:
               (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by such party in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy of any
***Confidential Treatment Requested

41.

representation or warranty made by such party if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any breach of any covenant or obligation of such party; and
               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7, in the case of the Company, or Section 8, in the case of Parent, impossible or unlikely.
          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, (ii) determining whether any of the conditions set forth in Section 7 has been satisfied, or (iii) indemnification pursuant to Section 10.
     5.4. No Negotiation.
          (a) The Company acknowledges and agrees that, during the Pre-Closing Period, the Company will not, and will not permit any of the Company’s Representatives to, directly or indirectly:
               (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
               (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
               (iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.
          (b) The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly inform Parent of (i) any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company’s Representatives from any person or entity (other than Parent) and (ii) the identity of such person or entity.

42.

     5.5. Shareholder Approval.
          (a) Promptly after the execution of this Agreement, the Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to submit this Agreement to the shareholders of the Company for approval via written consent of the shareholders. The Company will prepare and distribute to the holders of the Company Capital Stock in connection with the solicitation of the Required Company Shareholder Approval a proxy statement in compliance with all applicable Legal Requirements and the Company Constituent Documents (the “Company Information Statement”) promptly after the date of execution of this Agreement. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. The Company shall: (i) solicit from shareholders of the Company in compliance with applicable Legal Requirements and the Company Constituent Documents consents to the approval of (A) this Agreement, the Merger and the other transactions contemplated hereby and (B) the amendment of the Company Option Plan to provide for the acceleration of the vesting of the Company Options; (ii) obtain the Required Company Shareholder Approval within one (1) business day following the execution of this Agreement; and (iii) obtain such consents of the Company Shareholders as may be required to satisfy the condition set forth in the second sentence of Section 7.3 of this Agreement not later than ten (10) business days following the execution of this Agreement.
          (b) The board of directors of the Company has unanimously recommended that the Company’s shareholders vote to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Recommendation”). The Company Information Statement shall include the Recommendation. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.
(c) If applicable, the Company shall promptly submit for approval by the Company’s shareholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s shareholders was received in conformance with Section 280G and the regulations thereunder, or that such requisite shareholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment”

43.

within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.
     5.6. Audit and Preparation of Company Financial Statements. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9, the Company shall promptly, and in any event within fifteen (15) days after the end of each month ending after the date of this Agreement, provide Parent with true, correct and complete copies of unaudited monthly financial statements (balance sheet and statement of operations), which shall fairly represent in all material respects the financial position of the Company as of the date thereof and the consolidated results of operation of the Company for the period covered thereby (the financial statements referred to in this Section 5.6 are referred to collectively as the “Post-Signing Financial Statements”).
     5.7. Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Company Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be fully vested and exercisable, cancelled and of no further force or effect as of the Effective Time (other than for the right to receive the cash payments, if any, contemplated by Section 2.2). At least ten (10) business days prior to the Closing, the Company shall notify the holders of Company Options that such Company Options will be cancelled at the Closing in the manner set forth in Section 2.2 and shall seek the written consent of each such holder to the treatment of such holder’s Company Option in accordance therewith. Materials to be submitted to the holders of Company Options in connection with the notice shall be subject to review and approval by Parent. Neither the Company nor the Company’s Board of Directors shall take any action, pursuant to the Company Option Plan or otherwise, to cause the Surviving Corporation to (i) assume the Company Option Plan or any Company Option, (ii) substitute any similar plan, option or restricted share for the Company Option Plan or any Company Option, or (iii) cause the Company Option Plan or the Company Option to continue in full force and effect following the Effective Time.
SECTION 6
ADDITIONAL COVENANTS OF THE PARTIES
6.1. Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions

44.

necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date.
     6.2. Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.
     6.3. Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any Representative of the Company to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) the Parent shall not (and the Parent shall not permit any Representative of the Parent to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary under applicable Legal Requirements.
     6.4. Termination of Certain Company Plans. At the Closing, the Company shall terminate, or cause to be terminated, the Company Option Plan, and shall ensure that no employee or former employee of the Company has any rights under the Company Option Plan and that any liabilities of the Company under the Company Option Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, Parent or any Parent Subsidiary.
     6.5. Termination of Agreements. The Company shall use commercially reasonable efforts to cause the agreements referred to in Schedule 6.5 to be terminated immediately prior to the Effective Time.
     6.6. Payment of Note; Release of Liens. The Company shall, prior to the Closing, pay Jeff Harris the outstanding amount due under that certain note by and between Mr. Harris and the Company dated July 1, 2009. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all liens set forth on Schedule 6.6 hereto. The Company shall be removed as a guarantor to any Contract.
     6.7. Officers’ and Directors’ Indemnification.
          (a) Prior to the Closing, the Company shall obtain a fully-paid [...***...] “tail” insurance policy with respect to directors’ and officers’ liability insurance (the “D&O Policy”). The D&O Policy shall have coverage amounts of [...***...] per occurrence and [...***...] in the aggregate, with a deductible of no more than $[...***...], and shall be underwritten by a company or companies reasonably satisfactory to Parent. If the Merger is consummated, then, for a period of [...***...] from the Closing Date,
***Confidential Treatment Requested

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Parent will cause the Surviving Corporation (and its successors and assigns) to honor the indemnification, exculpation and advancement of expenses provisions applicable to the present and former officers and directors of the Company (collectively, the “D&O Indemnified Parties") with respect to acts or omissions occurring on or prior to the Closing Date to the extent provided under the Company’s Articles of Incorporation or Bylaws, each as in effect as of the date of this Agreement; provided, however, that before the Surviving Corporation (or any of its successors or assigns) shall be required to take any actions or assume any obligations pursuant to the terms of this Section 6.7, the D&O Indemnified Parties shall first be required to seek coverage, payment and reimbursement for any and all such indemnification, exculpation and advancement of expenses costs under the D&O Policy.
          (b) The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).
          (c) In the event the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.
     6.8. FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.
     6.9. [...***...]. Attached hereto as Exhibit G, is [...***...] showing the estimated amount of [...***...]. Within five (5) business days of the date of this Agreement, the Company shall deliver to Parent an updated [...***...] showing the Company’s final determination of the [...***...], which shall be reasonably acceptable to Parent. The Company will provide Parent with necessary access (upon Parent’s reasonable notice and during normal business hours) to the work papers and other records of the Company that were used in the preparation of the [...***...]
SECTION 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
***Confidential Treatment Requested

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     7.1. Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).
     7.2. Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3. Shareholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Required Company Shareholder Approval. The number of shares of Company Capital Stock that are or may be eligible to become Dissenting Shares shall not exceed 5% of the Company Capital Stock outstanding immediately prior to the Closing.
     7.4. Consents. The Company shall have delivered to Parent all of the Consents which are listed in Schedule 7.4 hereto, which Consents shall be in full force and effect, and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired or been terminated.
     7.5. Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
          (a) the Escrow Agreement in the form of Exhibit E, executed by the Escrow Agent and the Securityholders’ Representative Committee;
          (b) written resignations of all directors of the Company, effective as of the Effective Time;
          (c) a certificate signed on behalf of the Company by the President and the Chief Executive Officer of the Company representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied (the “Company Compliance Certificate”);
          (d) a legal opinion of Michael Best & Friedrich LLP in the form of Exhibit H;
          (e) a certificate signed by the Chief Executive Officer of the Company on behalf of the Company certifying the accuracy in all respects of the Merger Consideration Spreadsheet;
          (f) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching true and correct copies of the articles of incorporation and bylaws, and any amendments thereto, of the Company, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and

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shareholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger (iv) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by the Company;
          (g) a Payoff Letter in the form of Exhibit I executed by each Person for whom Company Merger Costs are outstanding immediately prior to the Closing (the “Payoff Letters”);
          (h) a written waiver executed by [...***...];
          (i) certificates, dated as of a date not more than five business days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of [...***...] and [...***...]; and
          (j) a non-competition agreement in the form of Exhibit J executed by Tom Shannon (the “Non-Competition Agreement”).
     7.6. No Material Adverse Effect. There shall not have occurred any event, fact or circumstance which has resulted or which could reasonably be expected to result in a Material Adverse Effect on the Company, when taken as a whole, since the date of the Unaudited Interim Balance Sheet.
     7.7. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     7.8. No Other Litigation. There shall not be pending any Legal Proceeding (and no Legal Proceeding shall have been threatened by any Governmental Body and no Person shall have received any communication from any Governmental Body indicating the possibility of the commencing any Legal Proceeding or taking any other action) (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any Parent Subsidiary, or the Company, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.
     7.9. Termination of All Company Options and Other Company Capital Stock Purchase Rights. The Company shall have terminated all Company Options and any other
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rights to acquire capital stock of the Company to ensure that all Company Options and any other rights to acquire capital stock of the Company no longer represent the right to purchase or otherwise acquire any capital stock of the Company, any other equity security or any other consideration of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person. The Company shall deliver copies of the executed consents of each holder of an outstanding Company Option consenting to the termination of such Company Option immediately prior to the Effective Time in exchange for the rights set forth in Section 2.2.
     7.10. Continued Employment. Each of the Tom Shannon and [...***...] shall have remained continuously employed with the Company from the date of this Agreement through the Closing, and no action shall have been taken by any such individual to rescind or terminate the [...***...] Employment Agreement or the Shannon Employment Agreement, as the case may be.
     7.11. 280G Shareholder Approval. With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees of the Company, the holders of the Company Capital Stock shall have (i) approved the matters described in Section 5.5(c) or (ii) shall have voted upon and disapproved such parachute payments.
     7.12. Conversion of Company Preferred Stock. Immediately prior to the Closing, all shares of Company Preferred Stock shall have been converted into shares of Company Common Stock.
     7.13. FIRPTA Compliance. Parent shall have received the statement referred to in Section 6.8(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.8(b).
SECTION 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.
     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:
     8.1. Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).
     8.2. Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
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     8.3. Documents. The Company shall have received (a) a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied and (b) the Escrow Agreement in the form of Exhibit E, executed by the Escrow Agent and Parent.
     8.4. Shareholder Approval. The Required Company Shareholder Approval has been obtained.
     8.5. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.6. No Other Litigation. There shall not be pending any Legal Proceeding (and no Legal Proceeding shall have been threatened by any Governmental Body and no Person shall have received any communication from any Governmental Body indicating the possibility of the commencing any Legal Proceeding or taking any other action) (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company, Parent or any of its Subsidiaries.
SECTION 9
TERMINATION
     9.1. Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;
          (c) by Parent if, within one (1) business day of the date of execution of this Agreement the Required Company Shareholder Approval shall not have been obtained;
          (d) by Parent if, within ten (10) business days of the date of execution of this Agreement the condition set forth in the second sentence of Section 7.3 shall not have been satisfied;
          (e) by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate

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this Agreement under this Section 9.1(e) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;
          (f) by the Company if any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 9.1(f) on account of an inaccuracy in Parent’s or Merger Sub’s representations and warranties or on account of a breach of a covenant by Parent or Merger Sub if such inaccuracy or breach is curable unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach; or
          (g) by Parent or the Company if the Closing has not taken place on or before December 31, 2009 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement to comply with or perform any of its covenants or obligations set forth in this Agreement).
     9.2. Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
     9.3. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) no party hereto shall be liable to the other for any consequential or punitive damages.
SECTION 10
INDEMNIFICATION, ETC
     10.1. Survival of Representations, Etc.
          (a) The representations and warranties made by the Company in this Agreement (including the Company Disclosure Schedule), the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing and expire on [...***...] (except only for the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.20, 3.25 and 3.26, which shall survive until the date on which the Escrow Fund and set-off rights are no longer available as a remedy to the Parent Indemnitees) (each applicable date being referred to herein as an
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“Expiration Date”); provided, however, that if, at any time prior to the applicable Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Representative Committee a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2(a) based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved (but only for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved, and not with respect to any claims which may be made after the applicable Expiration Date). All representations and warranties made by Parent and Merger Sub shall expire at the Closing. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations.
          (c) For purposes of this Section 10, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a part of the applicable representation and warranty made by the Company in this Agreement.
     10.2. Indemnification of Parent Indemnitees.
          (a) From and after the Closing Date (but subject to Section 10.1(a)), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by such Parent Indemnitee or to which such Parent Indemnitee otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or in the Company Compliance Certificate; (ii) any breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Sections 5 and 6); (iii) any inaccuracy in the Merger Consideration Spreadsheet; (iv) any demands by holders of Company Capital Stock under the WBCL, but only for fees and costs incurred in connection with appraisal proceedings and the extent, if any, to which the consideration paid to the holders of Dissenting Shares exceeds the Merger Consideration that

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otherwise would have been payable with respect to such Dissenting Shares pursuant to Section 2.1(c) (provided that if the consideration paid to any holder of Dissenting Shares is less than the Merger Consideration that otherwise would have been payable with respect to such Dissenting Shares pursuant to Section 2.1(c), Parent shall deposit such difference with the Exchange Agent for distribution to the Company Securityholders); (v) any liability of the Company, the Surviving Corporation or any of its Affiliates for death or injury to person or property as a result of any defect in any product manufactured or sold by or for the Company or any of its Affiliates prior to the Effective Time, or any warranty, recall or similar liability for any product sold by or for the Company prior to the Effective Time, or any liability of the Company, the Surviving Corporation or any of its Affiliates assessed with respect to any failure to warn arising out of products sold by or for the Company prior to the Effective Time; and (vi) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) or relating to clauses (iii), (iv) or (v) above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Parent Indemnitee is the prevailing party therein).
          (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
          (c) In the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 10 (subject to the limitations set forth in Section 10.1 and Section 10.3):
               (i) Such Parent Indemnitee shall, subject to the terms of the Escrow Agreement, be entitled to recover such Damages by obtaining an amount from the Escrow Fund equal in value to the aggregate amount of such Damages.
               (ii) Parent shall be entitled to withhold and set-off an amount equal in value to the aggregate amount of such Damages (or the amount of any adjustment in favor of Parent relating to an adjustment in the amount of [...***...] set forth in any [...***...] for which payment has been made) against any payment(s) required to be made to the Company Securityholders under Section 2.1(c)(iii) and/or Section 2.2(c); provided, however, that to the extent any Claim is not ultimately resolved as provided in Section 10.6, Parent shall, in lieu of withholding the amount of such Claim, deposit the Asserted Damages Amount with the Escrow Agent into the Escrow Fund, to be held pending resolution of such Claim pursuant to the terms of this Agreement and the Escrow Agreement; provided, further, that any Agreed Portion of such Asserted Damages Amount may be withheld by Parent.
     10.3. Limitations. Subject to Section 2.4(b), the Escrow Fund and set-off rights described in Section 10.2(c) above shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims that any of the Parent Indemnitees may have against the Company Securityholders based upon, arising out of, or otherwise in respect of this Merger Agreement. Notwithstanding the foregoing:
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          (a) No Parent Indemnitee shall be entitled to recover Damages with respect to the matters specified in Section 10.2(a)(i) (i) with respect to any claim for indemnification if the amount of Damages with respect to such claim is less than $[...***...] (any claim involving Damages less than such amount being referred to as a “De Minimis Claim”) and (ii) until the aggregate dollar amount of all Damages that would otherwise be indemnifiable pursuant to Section 10.2(a)(i) (other than De Minimis Claims) exceed $[...***...] (the “Basket”). If the aggregate amount of such Damages exceed the Basket, then the Parent Indemnitee shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified for the first $[...***...] of the Basket and any amounts in excess of the Basket (it being understood that, for purposes of this Section 10.3(a), any qualifications relating to materiality, including the term “Material Adverse Effect”, contained in any applicable representation or warranty shall be disregarded for purposes of determining the amount of Damages suffered or incurred by a Parent Indemnitee).
          (b) Upon the payment of any amount to a Parent Indemnitee under Section 10.2 hereof, the Securityholders’ Representative Committee shall be subrogated, to the extent of such payment, to any rights which a Parent Indemnitee may have against any other Person with respect to the subject matter underlying the Damages subject to indemnification hereunder and such Parent Indemnitee shall offer reasonable assistance, at the expense of the Securityholders’ Representative Committee, to the Securityholders’ Representative Committee in connection therewith. Notwithstanding the foregoing, this Section 10.3(b) shall not apply to any rights which a Parent Indemnitee may have against any insurance policy of Parent or any of its Affiliates.
          (c) THE PARENT INDEMNITEES SHALL NOT BE ENTITLED TO RECOVER UNDER THIS SECTION 10 FOR ANY DAMAGES THAT ARE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS (OR A MULTIPLE THEREOF), OR WITH RESPECT TO PUNITIVE DAMAGES (EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY).
          (d) The amount of any Damages recoverable by Parent Indemnitees under this Section 10 shall be [...***...]. If any Parent Indemnitee [...***...], then such Parent Indemnitee shall promptly deposit with the Exchange Agent the lesser of (x) the indemnification payment received by Parent Indemnitees in connection with the matter in question; or (y) [...***...], net of any expenses reasonably incurred by such Parent Indemnitee in collecting such amount.
          (e) This Section 10 shall not be the sole and exclusive remedy (i) in the case of fraud or intentional misrepresentation, and the parties hereto shall be entitled to bring suit (and, in the case of Parent Indemnitees, set-off an unlimited amount of the Milestone Merger
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Consideration) (x) for Damages without any limitation against any and all Persons who have committed or participated in such fraud or intentional misrepresentation and (y) to seek to recover from each Company Securityholder who did not commit such fraud or intentional misrepresentation and was not a participant in it up to the full amount of the Merger Consideration paid to each such Company Securityholder (or its designees); and (ii) in the case of a breach of the representations and warranties in Section 3.3 (Capitalization) or any indemnification pursuant to Section 10.2(a)(iii), the Parent Indemnitees shall be entitled to bring suit (and set-off an unlimited amount of the Milestone Merger Consideration) for Damages without any limitation against any and all Company Securityholders.
          (f) This Section 10.3 shall not limit any party’s ability to enforce its rights under this Agreement by a decree of specific performance or other equitable relief, and appropriate injunctive relief may be applied for and granted in connection therewith.
     10.4. No Contribution. Except as provided in Section 6.7, the Company Securityholders shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Securityholders may become subject under or in connection with this Agreement or the Escrow Agreement.
     10.5. Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any written claim or any Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 10, Parent shall promptly (and in any event within 10 business days after learning of such Claim) give the Securityholders’ Representative Committee and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding. If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Indemnification Demand pursuant to Section 10.6, then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such Claim (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Escrow Fund, the Milestone Merger Consideration or the Company Securityholders from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Claim or Legal Proceeding. In the event any such Claim is brought against any Parent Indemnitee, the Securityholders’ Representative Committee, at its expense, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Parent, provided that (i) the Securityholders’ Representative Committee acknowledges to the Parent in writing that the Parent Indemnitees are entitled to indemnification pursuant to Section 10.2 with respect to all elements of such Claim, (ii) the third party seeks monetary damages only, (iii) an adverse resolution of the third party claim would not reasonably be expected to have a material adverse effect on the (x) goodwill or the reputation of Parent or any Parent Indemnitee or the future conduct of any of

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their respective businesses, (y) the assets, liabilities, revenues, or expenses of Parent or any Parent Indemnitee, or (z) the ability of the Parent Indemnitee to exploit any of its or its Affiliates Intellectual Property Rights, (iv) the Parent Indemnitees shall have no liability with respect to any settlement or compromise, and (v) the maximum monetary liability sought by or under such Claim is less than or equal to the amount then actually available in the Escrow Fund, after taking into account the amount of all other claims for indemnification outstanding hereunder.
          (b) For any Claim for which the Securityholders’ Representative Committee is eligible to assume the defense thereof in accordance with Section 10.5(a) above, the Securityholders’ Representative Committee may elect (by written notice delivered to Parent) to conduct at its expense the defense of such Claim or Legal Proceeding and to diligently contest such Claim or Legal Proceeding to conclusion or settlement. If the Securityholders’ Representative Committee makes the foregoing election, a Parent Indemnitee will have the right to participate at its own expense in all proceedings. If the Securityholders’ Representative Committee does not make such election within [...***...] of delivery of the Claim Notice (or, if earlier, at least [...***...] prior to the date that an answer to such Claim or Legal Proceeding is due to be filed) or fails to diligently contest such Claim or Legal Proceeding after such election, then the Parent Indemnitee shall be free to assume the prosecution or defense of any such Claim or Legal Proceeding. Any party assuming the defense of a Claim will (i) take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, (ii) notify the other party of the progress of any such Claim or Legal Proceeding, (iii) permit the other party, at the sole cost of the other party, to participate in such prosecution or defense, (iv) provide the other party with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof, and (v) keep the other party advised of the status of the Claim or Legal Proceeding.
          (c) Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Securityholders’ Representative Committee defends the Claim or Legal Proceeding) or the Securityholders’ Representative Committee (if Parent or other Parent Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding. The party in control of the Claim or Legal Proceeding shall consider in good faith any recommendations made by the other party with respect thereto. In the event a Parent Indemnitee delivers a Claim Notice in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in Section 10.5(a), (b) and (c) have been followed, Parent and the Parent Indemnitees shall comply with the procedures set forth in Section 10.6(a), (b), (c) and (d) hereof and in the Escrow Agreement. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in Section 10.5(a), (b) and (c).
     10.6. Indemnification Claims.
          (a) In order for any Parent Indemnitee to seek indemnification under this Section 10, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Securityholders’ Representative Committee and the Escrow Agent which
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contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
          (b) Within [...***...] after delivery of an Indemnification Demand to the Securityholders’ Representative Committee, the Securityholders’ Representative Committee shall deliver to Parent a written response (the “Response”) in which the Securityholders’ Representative Committee shall: (i) agree that the Parent Indemnitee is entitled to receive all of the Asserted Damages Amount, in which case Parent and the Securityholders’ Representative Committee shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to the extent of the remaining Escrow Fund to Parent; (ii) agree that the Parent Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), in which case the Securityholders’ Representative Committee and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Fund to Parent; or (iii) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount.
          (c) In the event that the Securityholders’ Representative Committee shall (i) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Securityholders’ Representative Committee and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Securityholders’ Representative Committee and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within [...***...] after delivery of a Response, either Parent or the Securityholders’ Representative Committee may demand arbitration of any matter set forth in the applicable Indemnification Demand.
          (d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholders’ Representative Committee. In the event that, within [...***...] after submission of any dispute to arbitration, Parent and the Securityholders’ Representative Committee cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in New York County, New York, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Securityholders’ Representative Committee an
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opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     10.7. Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
SECTION 11
MISCELLANEOUS PROVISIONS
     11.1. Securityholders’ Representative Committee.
          (a) The shareholders of the Company, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Thomas M. Shannon and R. Jeffrey Harris as the members of the Securityholders’ Representative Committee, including to act as their agents and attorneys-in-fact for purposes of Section 10 and the Escrow Agreement, and consent to the taking by the Securityholders’ Representative Committee of any and all actions and the making of any decisions required or permitted to be taken by it under this Agreement and the Escrow Agreement (including the exercise of the power to authorize delivery to Parent of all or any portion of the Escrow Fund in satisfaction of claims by Parent or otherwise, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims or otherwise, resolve any claims made pursuant to Section 10 and the Escrow Agreement, and to take all actions necessary in the judgment of the Securityholders’ Representative Committee for the accomplishment of the foregoing). By their execution hereof and of the Escrow Agreement, Thomas M. Shannon and R. Jeffrey Harris hereby accept their appointment as the members of the Securityholders’ Representative Committee for purposes of this Agreement and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Securityholders’ Representative Committee on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Securityholder by the Securityholders’ Representative Committee, and on any other action taken or purported to be

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taken on behalf of any Company Securityholder by the Securityholders’ Representative Committee, as fully binding upon such Company Securityholder. The unanimous approval or action of the members of the Securityholders’ Representative Committee shall be required to constitute the approval or action of the Securityholders’ Representative Committee for all purposes. The rights and obligations of the Securityholders’ Representative Committee shall be as set forth in this Agreement and in the Escrow Agreement. If any member of the Securityholders’ Representative Committee shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Securityholders, then the remaining member of the Securityholders’ Representative Committee shall remain as the sole member of the Securityholders’ Representative Committee. If at any time there are no members of the Securityholders’ Representative Committee remaining, then the Company Securityholders who hold a majority of the voting Company Capital Stock immediately prior to the Merger (the “Requisite Former Company Securityholders”) are authorized and shall, within 10 days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the sole member of the “Securityholders’ Representative Committee” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no member of the Securityholders’ Representative Committee at any time, all references herein to the Securityholders’ Representative Committee shall be deemed to refer to the Requisite Former Company Securityholders.
          (b) The members of the Securityholders’ Representative Committee shall have no liability to any Company Securityholder with respect to the execution of their duties and responsibilities, except with respect to gross negligence or willful misconduct. Furthermore, the Company Securityholders shall indemnify and hold harmless the members of the Securityholders’ Representative Committee for any Damages (including Damages arising out of the negligence of any such member of the Securityholders’ Representative Committee) arising out of the acceptance or administration of such person’s duties hereunder and reasonable fees and expenses incurred in the fulfillment of the Securityholders’ Representative Committee’s duties and responsibilities. The Company Securityholders shall, jointly and severally, indemnify the members of the Securityholders’ Representative Committee and hold the members of the Securityholders’ Representative Committee harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the members of the Securityholders’ Representative Committee and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative Committee’s duties hereunder.
          (c) A Company Shareholder, by his, her or its approval of this Agreement and approval of the Merger and each other Company Securityholder shall agree, in addition to the foregoing, that:
               (i) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Securityholders’ Representative Committee as to the settlement of any claims for indemnification by Parent or the Surviving Corporation or any of them pursuant to Section 10 hereof, or any other actions required or permitted to be taken by the Securityholders’ Representative Committee hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

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               (ii) all actions, decisions and instructions of the Securityholders’ Representative Committee shall be conclusive and binding upon all of the Company Securityholders and no Company Securityholder shall have any cause of action against the members of the Securityholders’ Representative Committee for any action taken, decision made or instruction given by the Securityholders’ Representative Committee under this Agreement, except for fraud or willful breach of this Agreement by the Securityholders’ Representative Committee;
               (iii) the provisions of this Section 11.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Securityholder may have in connection with the transactions contemplated by this Agreement; and
               (iv) remedies available at law for any breach of the provisions of this Section 11.1 are inadequate; therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or the Surviving Corporation or any of them brings an action to enforce the provisions of this Section 11.1.
               (v) The provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Securityholder.
          (d) Within three (3) business days following the final resolution of any disputes with respect to claims for indemnification under Section 10 and the final deposit of the Escrow Fund and Milestone Merger Consideration to the Exchange Agent pursuant to this Agreement and the Escrow Agreement, the Securityholders’ Representative Committee shall deposit any funds remaining in the Securityholders’ Representative Committee Reserve Account with the Exchange Agent for distribution to [...***...] and the Company Securityholders in accordance with the Merger Consideration Spreadsheet.
     11.2. Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     11.3. Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions
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contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.
     11.4. Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). If a party to any action or proceeding makes a written offer to have judgment entered against it on specified terms and conditions and the party receiving the offer (i) does not accept the offer within 45 days and (ii) ultimately obtains a judgment in its favor that is less favorable than the offer, then (a) the party receiving the offer shall be the prevailing party with respect to all pre-offer attorney’s fees, costs and disbursements and (b) the party making the offer shall be the prevailing party with respect to all post-offer attorney’s fees, costs and disbursements.
     11.5. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent:
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
Attn: General Counsel
Facsimile: (858) 410-8637
with copy to (which copy shall not constitute notice):
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, CA 92121
Attn: Steven M. Przesmicki, Esq.
Fax: (858) 550-6420
if to the Company:
Prodesse, Inc.
W229 N1870 Westwood Drive
Waukesha, WI 53186
Attn: President
Facsimile: (262) 446-0600

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with copies to (which copy shall not constitute notice):
Michael Best & Friedrich llp
100 East Wisconsin Avenue, Suite 3300
Milwaukee, WI 53202-4108
Attn: Alec P. Fraser, Esq.
Fax: (414) 347-4757
if to the Securityholders’ Representative Committee:
Thomas M. Shannon
[...***...]
and
R. Jeffrey Harris
[...***...]
with copies to (which copy shall not constitute notice):
Michael Best & Friedrich llp
100 East Wisconsin Avenue, Suite 3300
Milwaukee, WI 53202-4108
Attn: Alec P. Fraser, Esq.
Fax: (414) 347-4757
     11.6. Time of the Essence. Time is of the essence of this Agreement.
     11.7. Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     11.9. Governing Law; Jurisdiction and Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the corporate laws of the State of Wisconsin (as they relate to the Merger and the requirements and effects of the Merger) and the general contract laws of the State of New York (without giving effect to principles of conflicts of laws).
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          (b) Subject to Section 10.6(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York. Subject to Section 10.6(d), each party hereto:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York County, New York (and each appellate court located in the State of New York), in connection with any legal proceeding;
               (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
               (iii) agrees that each state and federal court located in New York County, New York, shall be deemed to be a convenient forum; and
               (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York County, New York, any claim by any party hereto that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, the Company, Merger Sub and Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person, it being understood that nothing in this Section 11.10 shall prohibit Parent or any Parent Subsidiary from consummating any merger, acquisition or similar transaction with any Person. After the Effective Time, Parent Merger Sub and the Company may freely assign any or all of its rights under this Agreement (including its rights under Section 10), and freely delegate and assign any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     11.11. Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     11.12. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such

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power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.13. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     11.14. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     11.15. Parties in Interest. Except for the provisions of Section 2.1, Section 6.7 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and, with respect to their right to receive the Merger Consideration following the Effective Time subject to the terms and conditions of this Agreement and the representations and warranties made herein, the Company Securityholders and their respective successors and assigns (if any).
     11.16. Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidential Disclosure Agreement, dated July 1, 2009 by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     11.17. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) References to dollars or “$” mean United States Dollars.
          (c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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          (d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (e) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
          (f) When referring to the Company’s business as currently conducted, such business shall include the Company’s activities relating to the development, commercialization and sale of the Company Products and the development of the Company Products in Development.
     11.18. Waiver of Jury Trial. EACH OF PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

65.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Gen-Probe Incorporated, a Delaware corporation

By:	/s/ Carl W. Hull
Name:	Carl W. Hull
Title:	President and Chief Executive Officer

Prodigy Acquisition Corp. a Wisconsin corporation

By:	/s/ Carl W. Hull
Name:	Carl W. Hull
Title:	President and Chief Executive Officer

Prodesse, Inc. a Wisconsin corporation

By:	/s/ Thomas M. Shannon
Name:	Thomas M. Shannon
Title:	President and Chief Executive Officer

Thomas M. Shannon, as a member of the Securityholders’ Representative Committee

/s/ Thomas M. Shannon

R. Jeffrey Harris, as a member of the Securityholders’ Representative Committee

/s/ R. Jeffrey Harris

[Signature Page To Merger Agreement]

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     “[...***...]” means [...***...].
     “[...***...]” has the meaning set forth in Section 2.4(b) of this Agreement.
     “[...***...]” means [...***...].
     “[...***...]” has the meaning set forth in Section 2.4(b) of this Agreement.
     “Acquisition Transaction” means any transaction directly or indirectly involving:
          (a) the sale, license or disposition of all or substantially all of the business or assets of the Company;
          (b) the issuance, grant or disposition of: (i) any Company Capital Stock or other equity security of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Company Capital Stock or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or other equity security of the Company, in each case where such issuance, grant or disposition relates to at least fifty percent (50%) of the voting capital stock of the Company; or
          (iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company.
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.
     “Agreed Portion” has the meaning set forth in Section 10.6 of this Agreement.
     “Agreement” means the Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.
     “Articles of Merger” has the meaning set forth in Section 1.3 of this Agreement.
     “Asserted Damages Amount” has the meaning set forth in Section 10.6(a) of this Agreement.
     “Base Closing Consideration” means $60 million plus [...***...] less (a) any Company Merger Costs in excess of [...***...], (b) the aggregate dollar amount placed in the Escrow Fund pursuant to Section 2.6 and (c) $[...***...].
***Confidential Treatment Requested

     “Base Escrow Amount” means the amount released from the Escrow Fund to the Exchange Agent pursuant to Section 2.6(b), less the applicable portion of the [...***...].
     “Base Reserve Account Amount” means any remaining portion of the Securityholders’ Representative Committee Reserve Account deposited by the Securityholder’s Representative Committee with the Exchange Agent pursuant to Section 11.1(d), less the applicable portion of the [...***...].
     “Basket” has the meaning set forth in Section 10.3(a) of this Agreement.
     “Claim Notice” has the meaning set forth in Section 10.5(a) of this Agreement.
     “Closing” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Company Share Number” means the sum of: (a) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time and (b) the aggregate number of shares of Company Common Stock underlying all Company Options that are outstanding and unexercised immediately prior to the Effective Time.
     “Closing Consideration” means an amount equal to the Base Closing Consideration plus the aggregate exercise price of all Company Options cancelled and exchanged pursuant to Section 2.2 of this Agreement less the [...***...].
     “Closing Date” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Per Share Payment” is equal to the quotient of (a) the Closing Consideration divided by (b) the Closing Company Share Number.
     “Code” has the meaning set forth in the Recitals to this Agreement.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Committee Confidentiality Agreement” has the meaning set forth in Section 2.4(e) of this Agreement.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
     “Company Common Stock” has the meaning set forth in Section 3.3(a) of this Agreement.
     “Company Compliance Certificate” has the meaning set forth in Section 7.5(c) of this Agreement.
     “Company Constituent Documents” has the meaning set forth in Section 3.2 of this Agreement.
***Confidential Treatment Requested

     “Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.
     “Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement.
     “Company Financial Statements” has the meaning set forth in Section 3.4 of this Agreement.
     “Company Information Statement” has the meaning set forth in Section 5.5(a) of this Agreement.
     “Company IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.
     “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
     “Company Merger Costs” mean the total amounts of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of the Company on or prior to the Closing in connection with (a) any due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all Related Agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, (e) any financial advice to the Company, including any fairness opinion, and (f) otherwise in connection with the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, the cost of [...***...] shall be included in the Company Merger Costs only to the extent it exceeds [...***...].
     “Company Options” mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
     “Company Option Plan” means the Prodesse, Inc. 2002 Stock Plan and any other equity plan of the Company.
     “Company Plan” has the meaning set forth in Section 3.15(i) of this Agreement.
     “Company Preferred Stock” has the meaning set forth in Section 3.3(a) of this Agreement.
***Confidential Treatment Requested

     “Company Products” mean [...***...].
     “Company Products in Development” mean [...***...].
     “Company Return” has the meaning set forth in Section 3.14(a) of this Agreement.
     “Company Securityholder” means the Company Shareholders and each holder of a Company Option outstanding immediately prior to the Effective Time.
     “Company Shareholder” means a holder of Company Common Stock as of immediately prior to the Effective Time.
     “Company Stock Certificate” has the meaning set forth in Section 2.3 of this Agreement.
     “Company Subsidiary” means any Subsidiary of the Company.
     “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     “D&O Indemnified Parties” has the meaning set forth in Section 6.7(a) of this Agreement.
     “D&O Policy” has the meaning set forth in Section 6.7(a) of this Agreement.
     “Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.
     “De Minimis Claim” has the meaning set forth in Section 10.3(a) of this Agreement.
     “Dispute Auditor” has the meaning set forth in Section 2.4(b) of this Agreement.
     “Dispute Notice” has the meaning set forth in Section 2.4(b) of this Agreement.
     “Dissenting Shares” has the meaning set forth in Section 2.7(a) of this Agreement.
     “Divestiture” has the meaning set forth in Section 2.4(d) of this Agreement.
     “Effective Time” has the meaning set forth in Section 1.3 of this Agreement.
***Confidential Treatment Requested

     “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Environmental Laws” has the meaning set forth in Section 3.16 of this Agreement.
     “ERISA” has the meaning set forth in Section 3.15(j) of this Agreement.
     “Escrow Agent” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Escrow Agreement” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Escrow Claim Period” has the meaning set forth in Section 2.6(b) of this Agreement.
     “Escrow Fund” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Escrow Per Share Payment” means the Pro Rata Share of the Base Escrow Amount.
     “Exchange Agent” means any bank or trust company appointed by the parties hereto as agent to make disbursements of the Merger Consideration to the Company Securityholders hereunder.
     “Expiration Date” has the meaning set forth in Section 10.1(a) of this Agreement.
     “FDA” means the United States Food and Drug Administration.
     “FMLA” means the Family Medical Leave Act of 1993, as amended.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
***Confidential Treatment Requested

     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Indemnification Demand” has the meaning set forth in Section 10.6(a) of this Agreement.
     “Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).
     “Intellectual Property Rights” mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     “[...***...]” is an amount equal to the lesser of (a) [...***...] and (b) [...***...].
     “[...***...]” has the meaning set forth in Section 2.4(c) of this Agreement.
     “knowledge” means an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. In the case of the Company’s knowledge, the Company shall be deemed to have “knowledge” of a fact or matter if [...***...] has actual knowledge of such fact or matter, in each case after due inquiry by such persons of the appropriate Company personnel and records.
     “Lapse Date” has the meaning set forth in Section 2.4(b) of this Agreement.
     “Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by
***Confidential Treatment Requested

or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Letter of Transmittal” has the meaning set forth in Section 2.5(b) of this Agreement.
     “made available” shall mean that the information referred to has been actually delivered to Parent or to its outside legal counsel.
     “Major Customer” has the meaning set forth in Section 3.24 of this Agreement.
     “Major Distributor” has the meaning set forth in Section 3.24 of this Agreement.
     “Major Supplier” has the meaning set forth in Section 3.23 of this Agreement.
     “Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter would be reasonably expected to have a material adverse effect on the business, financial condition, assets, liabilities, operations or financial performance of the Company, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (b) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes, or (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing.
     “Materials of Environmental Concern” has the meaning set forth in Section 3.16 of this Agreement.
     “Maximum Milestone Three Amount” means [...***...].
     “Maximum Milestone Two Amount” means [...***...].
     “[...***...]” means, (a) with respect to the Closing Consideration, [...***...] multiplied by Base Closing Consideration, (b) with respect to any amount released to the Exchange Agent from the Escrow Fund pursuant to Section 2.6(b) and not subject to any Indemnification Demand, such amount multiplied by [...***...], (c) with respect to any Milestone Merger Consideration, such consideration multiplied by [...***...], and (d) with respect to the distribution of any remaining portion of the Securityholders’ Representative
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Committee Reserve Account, [...***...] multiplied by the amount of such remaining portion.
     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Merger Consideration” means the consideration payable to the Company Securityholders in exchange for their shares of Company Common Stock or Company Options pursuant to Section 2.1 or Section 2.2 of this Agreement.
     “Merger Consideration Spreadsheet” has the meaning set forth in Section 2.8(a) of this Agreement.
     “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Milestone” means Milestone One, Milestone Two or Milestone Three, as the case may be.
     “Milestone Merger Consideration” means the consideration payable pursuant to Section 2.4(a) of this Agreement.
     “Milestone One” means [...***...].
     “Milestone One Amount” means [...***...].
     “Milestone Per Share Payment” is equal to: (a) with respect to Milestone One, the quotient of (i) Milestone One Amount less the applicable portion of [...***...] divided by (ii) the Closing Company Share Number; (b) with respect to Milestone Two, the quotient of (i) the Milestone Two Amount less the applicable portion of [...***...] divided by (ii) the Closing Company Share Number; and (c) with respect to Milestone Three, the quotient of (i) Milestone Three Amount less the applicable portion of [...***...] divided by (ii) the Closing Company Share Number.
     “Milestone Three” means [...***...].
     “Milestone Three Amount” means an amount equal to [...***...]; provided that in no event shall the Milestone Three Amount exceed the Maximum Milestone Three Amount.
     “Milestone Two” means [...***...].
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     “Milestone Two Amount” means an amount equal to [...***...]; provided that in no event shall the Milestone Two Amount exceed the Maximum Milestone Two Amount.
     “Non-Competition Agreement” has the meaning set forth in Section 7.5(j) of this Agreement.
     “Non-Employee Shareholder” has the meaning set forth in Section 3.18(b) of this Agreement.
     “Not Substantially Equivalent Letter” means a letter from the FDA stating that a device is not substantially equivalent to a predicate and may not be legally marketed in the United States.
     “[...***...]” means the amount determined by multiplying (a) [...***...] by (b) [...***...].
     “[...***...]” has the meaning set forth in Section 6.9 of this Agreement.
     “Order” means any decree, permanent injunction, order or similar action.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Contracts” mean any Contract, including any amendment or supplement thereto: (a) to which Parent or any Parent Subsidiary is a party; (b) by which Parent or any Parent Subsidiary or any of their respective assets is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.
     “Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the
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Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
     “Parent Subsidiary” means any Subsidiary of Parent.
     “Payoff Letters” have the meaning set forth in Section 7.5(g) of this Agreement.
     “Pension Company Plan” has the meaning set forth in Section 3.15(l) of this Agreement.
     “Person” means any individual, Entity or Governmental Body.
     “PMA” means Pre-Market Approval as defined by the Federal Food, Drug, and Cosmetic Act.
     “Post-Signing Financial Statements” has the meaning set forth in Section 5.6 of this Agreement.
     “Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.
     “Pro Rata Share” means the quotient of (a) one divided by (b) the Closing Company Share Number.
     “Recommendation” has the meaning set forth in Section 5.5(b) of this Agreement.
     “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     “Related Agreements” mean the Escrow Agreement, the Voting Agreements, the Sales Representative Agreement, the Non-Competition Agreement, and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.
     “Related Party” has the meaning set forth in Section 3.18(a) of this Agreement.
     “Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     “Required Company Shareholder Approval” has the meaning set forth in Section 3.20 of this Agreement.
     “Requisite Former Company Securityholders” has the meaning set forth in Section 11.1(a) of this Agreement.
     “Reserve Account Per Share Payment” means the Pro Rata Share of the Base Reserve Account Amount.
     “Response” has the meaning set forth in Section 10.6(b) of this Agreement.
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     “[...***...]” means [...***...].
     “Sales Representative Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Securityholders’ Representative Committee” has the meaning set forth in the introductory paragraph of this Agreement.
     “Securityholders’ Representative Committee Reserve Account” means an account specified by the Securityholders’ Representative Committee, which shall be used by the Securityholders’ Representative Committee as the first recourse to fund any expenses incurred by the Securityholders’ Representative Committee in accordance with the performance of its obligations hereunder and under the Escrow Agreement.
     “Selling Party” has the meaning set forth in Section 2.4(d) of this Agreement.
     “Shannon Employment Agreement” has the meaning set forth in the Recitals to this Agreement.
     “[...***...] Employment Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Subsidiary” Any Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
     “Substantially Equivalent Letter” means a letter from the FDA stating that a device is substantially equivalent to a predicate and may be legally marketed in the United States.
     “Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of
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any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Termination Date” has the meaning set forth in Section 9.1(g) of this Agreement.
     “[...***...]” has the meaning set forth in Section 7.5(h) of this Agreement.
     “Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.4(a)(ii) of this Agreement.
     “Voting Agreement” has the meaning set forth in the Recitals to this Agreement.
     “WBCL” has the meaning set forth in the Recitals to this Agreement.
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Exhibit B
LIST OF SHAREHOLDERS
[...***...]
[...***...]
[...***...]
[...***...]
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B-1